Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS FISCAL 2009 SECOND-QUARTER RESULTS;
EXCELLENT LIQUIDITY POSITION IMPROVES
•	Sales and earnings severely impacted by weak markets
•	Cash on hand exceeds $140 million, with $300 million of credit lines available
•	Cash flow from operations of $94.7 million for the six months ended February 28, 2009, up almost $90.0 million from $5.5 million a year ago
•	Dividend sustained at $0.15 per share
AKRON, Ohio – April 2, 2009 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that unprecedented demand weakness drove significant volume reductions primarily in the fiscal second quarter ended February 28, 2009. Cost savings initiatives helped to partially offset the impact of the volume decline. Cash and liquidity continued to improve.
Net sales for the fiscal second quarter, were $272.7 million, a 43.2% decline from $479.8 million for the comparable quarter last year. Tonnage was down 29.4% and the translation effect of foreign currency, primarily the Euro, reduced sales by an incremental 8.1%. The effect of pricing and mix decreased sales by 5.7%. The tonnage decline primarily reflects the unprecedented drop-off in demand, particularly in December and January, as well as last year’s rightsizing in the Company’s North America Engineered Plastics business which accounted for 3.8% of the decline. Gross profit decreased to $28.4 million, or 10.4% of net sales, down from $55.4 million or 11.5% a year ago as the Company’s efforts to reduce fixed conversion costs did not fully offset the sharp decline in net sales.
Reported net loss for the fiscal 2009 second quarter was $10.5 million or $0.41 per diluted share, compared with a loss of $3.8 million or $0.13 per diluted share for the comparable period of last year. The translation effect of foreign currencies accounted for $1.9 million of the net income decrease or almost $0.07 per diluted share.
Reported net loss for the fiscal 2009 second quarter also included approximately $3.8 million of charges, net of tax, related to the ongoing restructuring activities, asset impairments and a curtailment gain. Excluding these non-operating charges, net loss would have been $6.7 million or $0.26 per diluted share.
Reported net loss for the fiscal 2008 second quarter included after-tax charges of $11.7 million related to restructuring activities, asset and goodwill impairments, Chief Executive Officer (CEO) transition costs and other non-operating costs. Excluding these unusual items, net income for the fiscal 2008 second quarter would have been $7.9 million or $0.29 per diluted share.
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-37511

“The demand slowdown we experienced in November 2008 continued into December and January,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Although we did make an operating and net profit in February 2009, it was insufficient to overcome the prior two months’ losses. The theme of the entire quarter was a lack of customer demand. However, even though orders in both our Masterbatch and Engineered Plastics businesses were significantly below historic levels, we do not believe we lost any market share during the quarter. In February, we experienced a slight recovery in Masterbatch volume in both Europe and North America, while Engineered Plastics demand remained at very low levels globally.”
Gingo continued, “In North America, our restructuring and cost-reduction actions were able to almost completely offset the gross profit decline, despite tonnage losses in excess of 45% in North America for the quarter. Without these actions, our losses for the quarter would have been $4.0 million to $5.0 million higher. In Europe, our cost and work-day reductions at our manufacturing facilities could not fully offset the 23.7% tonnage loss coupled with the effect of the exchange rate decline of 9.3% for the quarter.”
As announced in the press releases of December 10, 2008 and March 2, 2009, A. Schulman is in the process of restructuring its Europe capacity by 5% and reducing its annual selling, general and administrative costs. These actions are expected to reduce annual costs by approximately $4.5 million to $5.5 million. A capacity reduction in excess of 90% will take place at the Company’s Italy facility and this resize will focus on special additive and color masterbatch production. Whites and larger volume additive’s manufacturing will be consolidated in the Company’s France and Belgium facilities to optimize efficiency. If the European economy does not improve, the Company will take further action to realign its operations and reduce costs, as needed.
“Our cash generation remained strong during the quarter,” Gingo added. “Cash flow from operations for the six months ended February 28, 2009 was almost $90 million better than the same period last year. Obviously, this was helped by our lower operating levels, but most of the improvement is a result of the working capital initiatives we started last year. We do not anticipate any liquidity problems.”
Year-to-date Results
Net sales for the fiscal 2009 first six months were $661.1 million, a 32.3% decline from $976.4 million for the comparable period last year. Tonnage was down 28.6% and the translation effect of foreign currency, primarily the Euro, reduced sales by an incremental 5.9%. The effect of pricing and mix increased sales slightly by 2.2%. The tonnage decline primarily reflects the unprecedented drop-off in demand, as well as last year’s rightsizing in the Company’s North America Engineered Plastics business which accounted for 5.5% of the decline. Gross profit decreased to $69.5 million or 10.5% of net sales from $111.0 million or 11.4% a year ago.
Reported net loss for the fiscal 2009 first half was $2.3 million or $0.09 per diluted share, compared with net income of $6.2 million or $0.23 per diluted share for the first half of last year. The translation effect of foreign currencies accounted for $3.0 million of the net income decrease or approximately $0.12 per diluted share.
Reported net loss for the first six months of fiscal 2009 also included approximately $4.3 million of charges, net of tax, related to the ongoing restructuring activities, asset impairments, a curtailment gain and other employee termination costs. Excluding these non-operating charges, net income would have been $2.0 million or $0.07 per diluted share. Net income declines were a result of the global market weakness and economic environment partially offset by the Company’s cost savings initiatives.

Reported net income for the fiscal 2008 first six months included after-tax charges of $12.8 million related to restructuring activities, asset and goodwill impairments, CEO transition costs and other non-operating costs. Excluding these unusual items, net income for the fiscal 2008 first six months would have been $19.0 million or $0.68 per diluted share.
Selling, General and Administrative (SG&A) Expense
Fiscal 2009 second-quarter SG&A expense was $37.6 million, a decrease of $8.8 million compared with last year’s second quarter. Excluding the effect of last year’s CEO transition costs, SG&A decreased by $5.2 million. More than one-half of the remaining decrease was due to the effects of the changes in foreign exchange rates. The remainder of the decrease relates to reductions in compensation and the cost-reduction initiatives taken in North America and Europe over the past year, including headcount reductions, a reduction in the retiree health care coverage and changes in the employee health care programs. These reductions were partially offset by approximately $1.0 million of incremental costs related to the consolidation of back-office operations to the Company’s Shared Service Center in Europe, $1.4 million of incremental consulting costs related to strategic alternatives and $0.4 million of incremental bad debt expense.
Year-to-date SG&A expense was $72.5 million, a decrease of $13.2 million compared with the first six months of fiscal 2008. Excluding the effect of last year’s CEO transition costs, SG&A decreased by $9.6 million. Approximately one-half of the remaining decrease was due to the effects of changes in foreign exchange rates. The remainder of the decrease relates to the cost-reduction initiatives taken in North America and Europe over the past year and reductions to compensation, including a benefit of $0.9 million from the mark-to-market adjustments of restricted stock units, partially offset by approximately $1.7 million of incremental costs related to the consolidation of back-office operations to the Company’s Shared Service Center in Europe, $3.3 million of incremental consulting costs related to strategic alternatives, and $0.6 million of incremental bad debt expense.
Cash Flow From Operations
Cash flow from operations was $94.7 million for the six months ended February 28, 2009, compared with $5.5 million for the comparable period last year. The significant increase in cash flow was driven primarily by the working capital initiative. Cash and cash equivalents increased to $141.3 million at February 28, 2009, compared with $115.8 million at November 30, 2008, $97.7 million at August 31, 2008, and $44.7 million at February 29, 2008.
Days of inventory increased slightly to 52 days at February 28, 2009, from 48 days at fiscal 2008 year-end, but decreased from 65 days at February 29, 2008. Days of receivables were 65 days compared with 58 at the end of fiscal 2008 and 67 at February 29, 2008. Days of payables were 33 days at quarter end, compared with 34 days at the end of fiscal 2008 and 29 days at February 29, 2008. The Company’s net debt, defined as debt minus cash, was in a net positive cash position of $44.7 million at February 28, 2009, an improvement of $37.8 million from November 30, 2008, and a $60.8 million improvement compared with August 31, 2008, reflecting the positive effects of the increased cash flow from operations. On February 28, 2009, the Company had more than $300 million available to borrow on its credit lines.

Europe Operations
Sales in A. Schulman’s Europe operations were $198.6 million for the fiscal 2009 second quarter, down $154.5 million or 43.7% from the comparable quarter last year. Tonnage was down 23.7% and changes in prices and product mix decreased sales by 10.7%. The price decline was related to declining resin prices. The translation effect of foreign currencies, primarily the Euro, decreased sales by $32.7 million or 9.3%. For the first six months, sales in A. Schulman’s Europe operations were $479.5 million, down $230.9 million or 32.5% from the comparable period last year. Tonnage was down 22.2% and changes in prices and product mix decreased sales by 3.5%. The translation effect of foreign currencies, primarily the Euro, decreased sales by $48.4 million or 6.8%. The declines in tonnage were due to the weakness in market demand that began in November. After stabilizing in December, pounds sold have increased incrementally each month from December through February.
Gross profit for the fiscal 2009 second quarter was $26.6 million, down from $47.1 million in the second quarter of last year. Gross margin was 13.4% for the second-quarter as compared to 13.3% for the same period last year. For the first six months, gross profit fell to $61.0 million or 12.7% of net sales compared with $92.4 million or 13.0% of net sales a year earlier. Foreign exchange contributed $4.0 million and $5.8 million of the decreases for the second-quarter and six-month periods in fiscal 2009, respectively. Profit margin has held up quite well, with the profit margin in the second quarter essentially equal to the prior year. The principle driver of the gross profit shortfall was weak demand.
Operating income for the fiscal 2009 second quarter was $4.8 million compared with $23.5 million in the same quarter last year. For the half year, operating income was $18.8 million, down from $46.3 million for the prior-year period. Foreign exchange accounted for $1.1 million of the quarterly decline and $1.5 million of the decline for the half year. The remainder of the decline was volume related due to demand weakness.
North America Operations
Total North America reported combined operating losses of $7.7 million for the second quarter and $11.1 million for the first six months of fiscal 2009, compared with last year’s operating losses of $6.2 million and $9.4 million, respectively. The 2009 second-quarter operating losses included approximately $0.5 million of start-up costs for the new Akron Polybatch facility. The translation effect of foreign currencies, primarily the Mexican peso, decreased operating income $0.4 million in the second quarter. Excluding the start-up costs and translation effect, the operating loss for the second quarter was approximately $0.6 million worse when compared with the prior year. The cost-reduction initiatives introduced during fiscal 2008 and the first half of fiscal 2009 have allowed the Company to almost completely offset the 45% decline in volume from the second quarter of 2008. The Company believes that its actions have positioned its North American businesses well for a return to profitability when the economy begins to improve.
North America Masterbatch (NAMB, previously referred to as North America Polybatch or NAPB) reported sales of $23.2 million for the second quarter and $51.3 million for the first six months of fiscal 2009, down from last fiscal year’s $31.9 million and $66.9 million, respectively. Tonnage was down 30.0% for the quarter and 29.9% for the year-to-date period, reflecting the generally weak economic conditions. For the quarter, pricing and mix increased sales by approximately 16.6% while foreign exchange decreased sales by 13.7%. For the first six months, sales increased approximately 15.3% due to pricing and mix while foreign exchange decreased sales by 8.7%. Gross profit for NAMB declined to $0.2 million and $2.5 million for the fiscal 2009 second-quarter and first six months compared with $4.1 million and $7.7 million, respectively, a year ago. The decline in gross profit was the result of decreasing volumes and the start-up costs associated with the new Akron Polybatch facility. Operating losses were $0.8 million and $0.1 million for the 2009 second-quarter and first six months compared with operating income of $2.4 million and $4.3 million, respectively, last year. The operating losses occurred as SG&A and plant cost-control efforts did not completely offset the volume-based gross profit declines.

North America Engineered Plastics (NAEP) reported sales of $25.4 million for the second quarter and $69.6 million for the first six months of fiscal 2009, down from $53.5 million and $112.7 million, respectively, a year ago. Tonnage was down 63.7% and 57.0% for the 2009 second-quarter and first six months, respectively, compared with prior-year, of which 24% and 31% of the declines, respectively, had been planned for as a result of earlier capacity reductions. The remaining declines were due to significantly weaker end markets. The effect of price and mix increased sales by approximately 14.9% for the quarter and 21.7% for the first six months as the efforts to eliminate lower-margin business have taken hold despite the weak markets. Compared with the same period last fiscal year, the average selling price per pound was up approximately 30% for the quarter and 44% for the first six months. Gross profit for NAEP declined to $0.6 million and $3.3 million for the second-quarter and six-month periods of fiscal 2009, down from $2.2 million and $7.3 million, respectively, a year earlier. The declines were almost completely volume-driven. Manufacturing costs have been reduced by approximately 60% for the quarter, and more reductions are expected as a result of the reorganization actions announced on December 10, 2008. Contribution margin (gross profit before manufacturing cost) increased 11.6% per pound for the quarter and 12.2% for the half year. Operating losses increased slightly to $3.2 million and $4.2 million for the second-quarter and six-month periods compared with $3.1 million and $3.5 million, respectively, a year ago, as the reduced manufacturing and SG&A costs did not quite offset the demand-driven declines in gross profit. Although the Company is achieving the cost reductions it expected from its restructuring actions, the cost reductions could not fully offset the effect of the unexpected significant demand decline.
North America Distribution Services reported sales of $16.4 million for the fiscal 2009 second quarter and $42.4 million for the first six months, down from $29.2 million and $63.6 million recorded in the respective periods last year. Tonnage was down 26.6% for the quarter and 34.0% for the first six months, reflecting the weak economic conditions. Gross profit for the business was $1.3 million for the quarter and $3.1 million for the first six months compared with $1.8 million and $4.2 million, respectively, a year ago, as the gross margin improvements were not enough to offset the demand declines. The business reported a break-even operating income for the fiscal 2009 second quarter compared with operating income of $0.6 million for the prior-year period. For the first six months, operating profit declined to $0.9 million from $2.0 million last year as a result of the volume declines which were partially offset by the gross margin increases and SG&A declines.
Invision recorded operating losses of $1.0 million for the fiscal 2009 second quarter and $2.0 million for the first six months, an improvement from operating losses of $1.8 million and $3.7 million, respectively, a year ago, as a result of cost reductions. The Company has reduced all non-essential spending on Invision as it refocuses the business to non-automotive markets and looks for a strategic partner or buyer for the business.
Asian Operations
Reflecting the current downward trends in the global markets, sales for this segment were $9.0 million for the fiscal 2009 second quarter and $18.2 million for the first six months, a decrease from $11.9 million and $22.7 million, respectively, last year. Tonnage declined 25.5% for the quarter and 30.8% for the first six months. Operating losses increased to $0.2 million for the second quarter and $0.4 million for the six-month period of fiscal 2009 from the operating profit of $0.4 million and $0.2 million, respectively, last year. The decline in operating income was primarily driven by the demand declines experienced globally.

Foreign Currency Transaction Gains
The Company experienced an incremental $1.3 million of currency transaction gains during the fiscal 2009 second quarter, bringing the year-to-date total to $8.6 million. As discussed last quarter, these transaction gains are primarily the result of the significant decline of the Mexican peso and Canadian dollar compared with the U.S. dollar. These are non-cash gains that result from month-end revaluations of the Company’s net dollar balances. The Company’s Canadian dollar position has been reduced dramatically while the Mexican position is now being hedged to reduce this volatility.
Strategic Plan
In addition to managing its business to strengthen its position during the global economic downturn, A. Schulman has developed a long-term strategy to deliver superior shareholder value going forward. Key elements of this strategy include:
•	Capitalizing on the Company’s number-one position in its Europe and Mexican Masterbatch businesses to become number-one globally;
•	Expanding the Company’s strong U.S. position in Rotomolding compounding;
•	Leveraging the Company’s successful German Engineered Plastics business model globally to be the number-one niche player in Engineered Plastics;
•	Using the Company’s Distribution business to support Masterbatch, Rotomolding compounding and Engineered Plastics;
•	Actively seeking a strategic partner for Invision’s leading-edge technology.
Business Outlook
“The economic environment we are now experiencing is definitely the most severe I have seen over my 40 plus years in business,” Gingo said. “Although, demand appears to have now stabilized, it is still far below the levels of a year ago. The actions we have taken will help us maintain a healthy liquidity position as we anticipate a slow but steady climb to appropriate levels of profitability.”
Gingo added, “We will continue to move forward with our strategic plan and we strongly believe we can become the leading global player in both the masterbatch and rotomolding compounding markets. We are already number-one in masterbatch in Europe and Mexico and have started to strengthen our presence in the U.S. market with the start-up of our Akron manufacturing facility. We also have a strong position in the Rotomolding compounding in the United States which we believe we can expand globally. We will work to accomplish both of these objectives organically or through acquisitions. In Engineered Plastics, we will continue to use our compounding expertise to strengthen our position as a significant specialty player in both automotive and non-automotive applications and strive for a 50/50 balance between these two businesses as we move forward. As we continue to diversify our customer base, the automotive market is only 10% of our second quarter total revenue, down from 16% in the second quarter of fiscal 2008. Our Distribution Services business supports our manufacturing businesses, particularly in the mid- to small-size customer markets we service.
“We will continue to invest in new product development to address specific customer needs in all of our markets. At the same time, if the economy continues to deteriorate, we will use our cash position to support further restructuring as required to achieve profitable levels of performance. We reaffirm our commitment to the goal of delivering superior returns in any economic environment. Therefore, as announced earlier, and as part of that commitment, we expect to continue with our quarterly dividend distribution of $0.15 per share.”

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2009 second-quarter earnings can be accessed at 9 a.m. Eastern time on Friday April 3, 2009, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-597-5326, passcode 39727489.
Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding unusual items and net income per diluted share excluding unusual items. The most directly comparable GAAP financial measures are net income and net income per diluted share. A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,100 people and has 16 manufacturing facilities in North America, Europe and Asia. Revenues for the fiscal year ended August 31, 2008, were $1.98 billion. Additional information about A. Schulman can be found at www.aschulman.com.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;
•	Changes in customer demand and requirements;
•	Escalation in the cost of providing employee health care;
•	The outcome of any legal claims known or unknown;
•	The performance of the global auto market;
•	The global financial market turbulence; and
•	The global or regional economic slowdown or recession.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three months ended		Six months ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	Unaudited		Unaudited

Net sales	$272,688	$479,811	$661,093	$976,385
Cost of sales	244,254	424,423	591,606	865,407
Selling, general and administrative expenses	37,589	46,398	72,503	85,707
Minority interest	(308)	131	(150)	376
Interest expense	1,146	2,008	2,395	3,619
Interest income	(582)	(421)	(1,431)	(903)
Foreign currency transaction (gains) losses	(1,342)	463	(8,648)	597
Other (income) expense	(790)	(334)	(1,012)	(2)
Curtailment gain	(2,609)	—	(2,609)	—
Goodwill impairment	—	964	—	964
Asset impairment	2,179	5,219	2,179	5,219
Restructuring expense	4,648	2,616	5,249	2,622

	284,185	481,467	660,082	963,606

Income (loss) before taxes	(11,497)	(1,656)	1,011	12,779
Provision for U.S. and foreign income taxes	(982)	2,118	3,353	6,530

Net income (loss)	$(10,515)	$(3,774)	$(2,342)	$6,249

Less: Preferred stock dividends	(13)	(13)	(26)	(26)

Net income (loss) applicable to common stock	$(10,528)	$(3,787)	$(2,368)	$6,223

Weighted average number of shares outstanding:
Basic	25,753	27,223	25,781	27,372
Diluted	25,753	27,223	25,781	27,618

Earnings (losses) per share of common stock:
Basic	$(0.41)	$(0.13)	$(0.09)	$0.23
Diluted	$(0.41)	$(0.13)	$(0.09)	$0.23

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	February 28, 2009	August 31, 2008
	Unaudited
	(In thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$141,254	$97,728
Accounts receivable, less allowance for doubtful accounts of $8,758 at February 28, 2009 and $8,316 at August 31, 2008	195,575	320,926
Inventories, average cost or market, whichever is lower	134,555	224,964
Prepaid expenses and other current assets	15,193	18,499

Total current assets	486,577	662,117

Other assets:
Cash surrender value of life insurance	3,074	2,665
Deferred charges and other assets	19,004	23,017
Goodwill	9,777	10,679
Intangible assets	136	195

	31,991	36,556

Property, plant and equipment, at cost:
Land and improvements	15,022	17,026
Buildings and leasehold improvements	137,081	156,465
Machinery and equipment	320,864	346,999
Furniture and fixtures	35,579	41,272
Construction in progress	6,606	9,726

	515,152	571,488

Accumulated depreciation and investment grants of $956 at February 28, 2009 and $1,123 at August 31, 2008	341,843	379,740

Net property, plant and equipment	173,309	191,748

	$691,877	$890,421

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$2,529	$9,540
Accounts payable	100,397	174,226
U.S. and foreign income taxes payable	5,946	3,212
Accrued payrolls, taxes and related benefits	25,582	37,686
Other accrued liabilities	31,628	34,566

Total current liabilities	166,082	259,230

Long-term debt	93,993	104,298
Other long-term liabilities	77,301	88,235
Deferred income taxes	4,651	5,544
Minority interest	5,383	5,533
Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding - 10,564 shares at February 28, 2009 and August 31, 2008	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized - 75,000,000 shares, issued - 42,279,444 shares at February 28, 2009 and 42,231,341 shares at August 31, 2008	42,279	42,231
Other capital	113,637	112,105
Accumulated other comprehensive income	7,096	79,903
Retained earnings	503,210	513,451
Treasury stock, at cost, 16,207,011 shares at February 28, 2009 and 16,095,491 shares at August 31, 2008	(322,812)	(321,166)

Common stockholders’ equity	343,410	426,524

Total stockholders’ equity	344,467	427,581

	$691,877	$890,421

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
	February 28, 2009	February 29, 2008
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income (loss)	$(2,342)	$6,249
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	11,818	14,040
Deferred tax provision	143	(1,263)
Pension and other deferred compensation	(228)	5,247
Postretirement benefit obligation	68	569
Net gains on asset sales	176	9
Minority interest in net income (loss) of subsidiaries	(150)	376
Restructuring charges, including $474 and $0 of accelerated depreciation in fiscal 2009 and 2008, respectively	5,723	2,622
Curtailment gain	(2,609)	—
Goodwill impairment	—	964
Asset impairment	2,179	5,219
Changes in assets and liabilities:
Accounts receivable	77,545	(10,681)
Inventories	63,002	(10,947)
Accounts payable	(52,518)	(2,972)
Restructuring payments	(3,097)	(80)
Income taxes	4,796	(5,733)
Accrued payrolls and other accrued liabilities	(8,429)	967
Changes in other assets and other long-term liabilities	(1,344)	883

Net cash provided from operating activities	94,733	5,469

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(17,051)	(13,187)
Proceeds from the sale of assets	349	465

Net cash used in investing activities	(16,702)	(12,722)

Provided from (used in) financing activities:
Cash dividends paid	(7,899)	(8,123)
Increase (decrease) in notes payable	(7,208)	(554)
Borrowings on revolving credit facilities	19,000	81,502
Repayments on revolving credit facilities	(19,000)	(52,569)
Cash distributions to minority shareholders	—	(300)
Common stock issued	12	1,083
Purchases of treasury stock	(1,646)	(13,284)
Net cash provided from (used in) financing activities	(16,741)	7,755

Effect of exchange rate changes on cash	(17,764)	1,103

Net increase (decrease) in cash and cash equivalents	43,526	1,605

Cash and cash equivalents at beginning of period	97,728	43,045

Cash and cash equivalents at end of period	$141,254	$44,650

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended		Six months ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	Unaudited		Unaudited
	(In thousands, except for %)		(In thousands, except for %)
Net Sales to Unaffiliated Customers
Europe	$198,646	$353,118	$479,492	$710,384
NAMB	23,245	31,901	51,290	66,876
NAEP	25,379	53,544	69,646	112,656
NADS	16,384	29,208	42,355	63,602
Asia	8,994	11,917	18,181	22,656
Invision	40	123	129	211

Total Net Sales to Unaffiliated Customers	$272,688	$479,811	$661,093	$976,385

Segment Gross Profit
Europe	$26,552	$47,109	$60,950	$92,422
NAMB	230	4,080	2,520	7,689
NAEP	572	2,229	3,328	7,270
NADS	1,300	1,810	3,145	4,223
Asia	619	1,363	1,332	2,140
Invision	(839)	(1,203)	(1,788)	(2,766)

Total Segment Gross Profit	$28,434	$55,388	$69,487	$110,978

Segment Operating Income (Loss)
Europe	$4,795	$23,503	$18,827	$46,292
NAMB	(835)	2,386	(143)	4,305
NAEP	(3,240)	(3,053)	(4,180)	(3,534)
NADS	15	596	938	1,987
Asia	(153)	378	(443)	167
Invision	(980)	(1,809)	(2,047)	(3,694)
All other North America	(2,699)	(4,348)	(5,708)	(8,452)

Total Segment Operating Income (Loss)	$(3,097)	$17,653	$7,244	$37,071

Corporate and other	(5,750)	(8,794)	(10,110)	(12,176)
Interest expense, net	(564)	(1,587)	(964)	(2,716)
Foreign currency transaction gains (losses)	1,342	(463)	8,648	(597)
Other income (expense)	790	334	1,012	2
Curtailment gain	2,609	—	2,609	—
Goodwill impairment	—	(964)	—	(964)
Asset impairment	(2,179)	(5,219)	(2,179)	(5,219)
Restructuring expense	(4,648)	(2,616)	(5,249)	(2,622)

Income (Loss) Before Taxes	$(11,497)	$(1,656)	$1,011	$12,779

Capacity Utilization
Europe	65%	87%	69%	95%
NAMB	49%	99%	66%	106%
NAEP	45%	67%	66%	75%
Asia	44%	67%	44%	64%
Worldwide	59%	81%	67%	88%

A. Schulman, Inc.
Reconciliation of Non-GAAP Financial Measures
Net Income (Loss) and Earnings (Losses) Per Share Reconciliation

	Three months ended		Three months ended
	February 28, 2009		February 29, 2008
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
	Unaudited
	(In thousands except per share data)
Net income (loss) applicable to common stock	$(10,528)	$(0.41)	$(3,787)	$(0.13)

Adjustments, net of tax, per diluted share:
Restructuring expense	4,070	0.16	2,025	0.07
Accelerated depreciation, included in cost of sales	474	0.02	—	—
Asset impairment	1,863	0.07	4,370	0.16
Curtailment Gain	(2,609)	(0.10)	—	—
Goodwill impairment	—	—	964	0.04
Termination of lease for an airplane	—	—	640	0.02
CEO transition costs	—	—	3,582	0.13
Other employee termination costs	—	—	132	—

Net income (loss) applicable to common stock before unusual items	$(6,730)	$(0.26)	$7,926	$0.29

Weighted-average number of shares outstanding — Diluted		25,753		27,223

	Six months ended		Six months ended
	February 28, 2009		February 29, 2008
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
	Unaudited
	(In thousands except per share data)
Net income (loss) applicable to common stock	$(2,368)	$(0.09)	$6,223	$0.23

Adjustments, net of tax, per diluted share:
Restructuring expense	4,505	0.17	2,031	0.07
Accelerated depreciation, included in cost of sales	474	0.02	—	—
Asset impairment	1,863	0.07	4,370	0.16
Curtailment Gain	(2,609)	(0.10)	—	—
Goodwill impairment	—	—	964	0.03
Termination of lease for an airplane	—	—	640	0.02
CEO transition costs	—	—	3,582	0.13
Other employee termination costs	101	—	806	0.03
Insurance claim settlement adjustment	—	—	368	0.01

Net income (loss) applicable to common stock before unusual items	$1,966	$0.07	$18,984	$0.68

Weighted-average number of shares outstanding — Diluted		25,781		27,618